Exhibit 99.1

[LOGO APPEARS HERE]

Premier People,

Products and Services

NEWS RELEASE
Premcor Inc. 1700 East Putnam Suite 400 Old Greenwich, CT 06870 203-698-7500 203-698-7925 fax

PREMCOR ANNOUNCES SENIOR NOTES AND SENIOR SUBORDINATED NOTES OFFERING

OLD GREENWICH, Connecticut, November 5, 2003—Premcor Inc. (NYSE: PCO) today announced that its wholly-owned subsidiary, The Premcor Refining Group Inc. (“PRG”), intends to offer in a private placement, and subject to market and other conditions, $385 million in aggregate principal amount of senior notes due 2011 and senior subordinated notes due 2012 in an offering to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933 and outside the United States in compliance with Regulation S.

PRG intends to use the proceeds to redeem its outstanding 8 3/8% Senior Notes due 2007, 8 5/8% Senior Notes due 2008 and 8 7/8% Senior Subordinated Notes due 2007.

This announcement is neither an offer to sell nor a solicitation to buy these securities. The securities will not be registered under the Securities Act of 1933 or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

Premcor Inc. is one of the largest independent petroleum refiners and marketers of unbranded transportation fuels and heating oil in the United States.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the company’s current expectations with respect to future market conditions, future operating results, the future performance of its refinery operations, and other plans. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “may,” “will,” “should,” “shall,” and similar expressions typically identify such forward-looking statements. Even though Premcor believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include, but are not limited to, operational difficulties, varying market conditions, potential changes in gasoline, crude oil, distillate, and other commodity prices, government regulations, and other factors contained from time to time in the reports filed with the Securities and Exchange Commission by the company and its subsidiary, The Premcor Refining Group Inc., including quarterly reports on Form 10-Q, current reports on Form 8-K, and annual reports on Form 10-K.

Contact:

Premcor Inc.

Joe Watson, (203) 698-7510 (Media/Investors)

Karen Davis, (314) 854-1424 (Investors)

Michael Taylor, (314) 719-2304 (Investors)